Exhibit 99.1

IKON ENTERS INTO DISCUSSIONS TO SELL $300 MILLION OF LEASE RECEIVABLES

FOR RELEASE: WEDNESDAY, MARCH 15, 2006

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, announced today that it has entered into discussions with GE Capital Solutions (“GE”) to sell approximately $300 million of U.S. lease receivables to GE. The transaction, if completed, is expected to net IKON approximately $70 million after payment of related debt and taxes. The transaction is contingent upon the negotiation and approval of a definitive purchase agreement and is currently targeted to close during IKON’s third quarter of fiscal year 2006.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our ability to complete the proposed transaction with GE involving lease receivables; the expected net impact after payment of debt and taxes; the negotiation of a definitive purchase agreement for the lease receivables; and the expected closing date of the transaction. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to the risks and uncertainties as set forth in IKON’s 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions West, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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